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                                                                    EXHIBIT 99.1

ATLANTA, Dec. 18/ -- The Board of Directors of Roberts Realty Investors, Inc. (AMEX: RPI) announces a 7.7% increase in its quarterly dividend to $0.14 per share to be paid January 15, 1998 to shareholders of record on December 31, 1997.

         This represents an increase in the annual dividend from $0.52 to $0.56 per share. This is the Company's eighth consecutive quarterly dividend. The Board of Directors has increased the annual dividend three times since the Company's initial dividend in April 1996.

         The new annual dividend of $0.56 per share is equal to a 72% payout on projected 1997 Funds from Operations ("FFO") of $0.78 per share and a 62% payout on projected 1998 FFO of $0.90 per share.

         Roberts Realty Investors, Inc. is a self-advised and self-managed multifamily Real Estate Investment Trust headquartered in Atlanta, Georgia. At September 30, 1997, there were 4,186,498 shares and 3,363,430 operating partnership units outstanding. Officers and Directors as a group beneficially own 23.7% of all shares and units outstanding. Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.